Exhibit 99.1

Think Partnership Preferred Shareholders are now Committed to
Conversion

Conversion is expected to eliminate $5.9 million in annual preferred dividend payments and accretion charges and to increase annual net income applicable to common shareholders by approximately $.11 per share

CLEARWATER, Fla.—December 29, 2006 —Think Partnership Inc. (AMEX:THK - News), an international leader in interactive performance-based marketing and related Internet technologies, announced today that the American Stock Exchange has approved the listing of shares underlying new warrants that will be issued in connection with the company’s previously announced conversion of $25 million in preferred stock into common stock. As a result, the conversion is now binding on all holders of preferred stock.

Think Partnership and its institutional holders had previously agreed, pursuant to separate legal agreements, to convert an aggregate of $25 million of Series A Convertible Preferred Shares into 12.5 million shares of common stock. The $2.00 per share conversion rate was established at the time the preferred stock was purchased by such investors in March 2006.

The approval by the American Stock Exchange to list the shares underlying the new warrants results in immediate conversion of approximately 25% of the preferred stock, while the remainder will convert over approximately the next 60 days. Preferred dividends have already stopped accruing for all of the preferred shares.

“The conversions will eliminate the entire $19.1 million of preferred stock from our balance sheet,” Think Partnership’s president and CEO, Scott P. Mitchell stated earlier this month upon receiving agreements from each investor. “More importantly, they will also eliminate an estimated $5.9 million in annual preferred dividend payments and accretion in the coming year. We expect the conversions to increase annual net income applicable to common shareholders by approximately $0.11 per share.”

Today Mitchell added, “American Stock Exchange approval and the resulting preferred stock conversion are great news for Think Partnership, especially as we wrap up a tremendous year of integration and growth, and prepare for another that we believe is even more promising.”

About Think Partnership, Inc.

Think Partnership, Inc. is an international leader in interactive performance-based marketing and related Internet technologies. Think provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Think also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick(TM), Second Bite(TM), PrimaryAds, iLead Media, Kowabunga!®, BabyToBee, and MarketSmart. Visit www.thinkpartnership.com for more information.

Regarding Forward Looking Statements

Statements made in this press release that express the company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company’s report, as filed with the Securities and Exchange Commission on Form 8-K, filed June 7, 2006, under the section headed “Risk Factors,” as well as Form 10-Q for the quarter ended September 30, 2006, under the section headed “ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the company’s forward-looking statements.

Contact:

Think Partnership, Inc.

Jody Brown, CFO, 727-324-0046, ext. 2123

jody.brown@thinkpartnership.com

or

The Liolios Group, Inc.

Scott Liolios, President, 949-574-3860

scott@liolios.com